Exhibits 5.2 and 23.2

September 21, 2011

To Each Of The Persons Listed
On Schedule A Attached Hereto

Re:	BMW Vehicle Owner Trust 2011-A

Ladies and Gentlemen:

We have acted as special Delaware counsel to BMW Vehicle Owner Trust 2011-A, a Delaware statutory trust (the “Trust”), in connection with the transactions contemplated by the Trust Agreement, dated as of July 12, 2011, as amended and restated by the Amended and Restated Trust Agreement, dated as of September 21, 2011 (as amended and restated, the “Trust Agreement”), between Wilmington Trust, National Association, a national banking association, as owner trustee (the “Owner Trustee”), and BMW FS Securities LLC, a Delaware limited liability company, as depositor (the “Depositor”).  This opinion is being delivered pursuant to your request.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in or defined by reference in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	the Trust Agreement;

(b)	the Administration Agreement;

(c)	the Sale and Servicing Agreement;

(d)	the Indenture (the documents in paragraphs (b) through (d) are collectively referred to herein as the “Trust Documents”);

(e)	the Notes issued on the date hereof;

(f)	the Trust Certificate;

(g)
a certified copy of the certificate of trust (the “Certificate of Trust”) of the Trust which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 12, 2011; and

(h)	a Certificate of Good Standing for the Trust, dated September 20, 2011, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1. The Trust has been duly formed and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), and has the power and authority under the Trust Agreement and the Act to execute, deliver and perform its obligations under the Trust Documents and to issue the Notes and the Trust Certificate.

2. The Trust Documents and the Notes, and the performance by the Trust thereunder,  have been duly authorized and the Trust Documents and the Notes have been duly executed and delivered by the Trust.

3. The Trust Agreement is a legal, valid and binding obligation of the Depositor and the Owner Trustee, enforceable against the Depositor and the Owner Trustee, in accordance with its terms.

4. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust and any UCC financing statements with the Secretary of State.

5. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

6. Under § 3805(b) of the Act, no creditor of any Certificateholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.

7. Under the Act, the Trust is a separate legal entity and, assuming that the Sale and Servicing Agreement conveys good title to the Trust property to the Trust as a true sale and not as a security arrangement, the Trust rather than the holders of the Trust Certificate will hold whatever title to the Trust property as may be conveyed to it from time to time pursuant to the Sale and Servicing Agreement, except to the extent that the Trust has taken action to dispose of or otherwise transfer or encumber any part of the Trust property.

8. Under § 3805(c) of the Act, except to the extent otherwise provided in the Trust Agreement, a holder of a Trust Certificate (including the Depositor in its capacity as such) has no interest in specific Trust property.

9. The Trust Certificate has been duly authorized and executed by the Trust, and, when authenticated and delivered and paid for in accordance with the terms of the Trust Agreement, the Trust Certificate will be validly issued and entitled to the benefits of the Trust Agreement.

10. Under Section 3808(a) and (b) of the Act, the Trust may not be terminated or revoked by any Certificateholder, and the dissolution, termination or bankruptcy of any Certificateholder shall not result in the termination or dissolution of the Trust, except to the extent otherwise provided in the Trust Agreement.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws, (iii) state tax or insurance laws or (iv) laws, rules and regulations relating to the particular nature of the Trust assets.

B. We have assumed (i) except to the extent provided in paragraph 1 above, the due formation and valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 2 and 9 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (vi) that each party has complied with all of the obligations and satisfied all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, (vii) except to the extent provided in paragraphs 4 and 5 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (viii) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware.

C. The foregoing opinions regarding enforceability and the opinions in paragraphs  6, 7, 8 and 10 above are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

E. We express no opinion herein as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.

F. We have not participated in the preparation of any offering materials with respect to the Notes or the Trust Certificate and assume no responsibility for their contents.

G. Notwithstanding any provision in the Trust Agreement or any Trust Documents to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the Certificateholders until creditors’ claims are either paid in full or reasonable provision for payment thereof has been made.

H. With respect to the enforceability of the Trust Agreement, we express no opinion as to the enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

This opinion may be relied upon by you in connection with the matters set forth herein.  Without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose; provided, however, copies of this opinion letter may be posted by the Trust, the Depositor or the Administrator to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “Non-hired NRSRO”) that provides to the Trust, the Depositor or the Administrator the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, further, that no such Non-hired NRSRO will be entitled to rely on this opinion letter, and each such Non-hired NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion letter to any other person.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

DKD/rmc

SCHEDULE A

Wilmington Trust, National Association

BMW FS Securities LLC

BMW Vehicle Owner Trust 2011-A

BMW Financial Services NA, LLC

Citibank, N.A.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets, LLC

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Moody’s Investors Service, Inc.

Fitch, Inc.